AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Northwestern Mutual Life Insurance Company (the “Life Company”), a life insurance company organized under the laws of the State of Wisconsin, Credit Suisse Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, UBS Asset Management (Americas) LLC (formerly Credit Suisse Asset Management, LLC)(the “Adviser”), a Delaware limited liability company, and UBS Asset Management (US) Inc. (formerly Credit Suisse Securities (USA) LLC)(the “Distributor”), a Delaware Corporation (the Advisor and Distributor known collectively as “UBS”), entered into a participation agreement dated September 27, 2013, as amended by superseding, previous Amendment No. 1, dated January 4, 2021 (together, the “Participation Agreement”). This Amendment No. 2 (the “Amendment”) to the Participation Agreement is entered into as of July 24, 2024, by and among the Life Company, on its own behalf and on behalf of each separate account of the Life Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Separate Accounts”), the Trust and UBS (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Life Company invests in shares of certain of the portfolios of the Trust (each a “Portfolio,” collectively, the “Portfolios”) as a funding vehicle for the Separate Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Life Company (the “Contract Owners”);

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Life Company, on behalf of the Separate Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners, which obligations may currently be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, Amendment No. 1 was entered into by the Parties to, among other things, ensure compliance with Rules 30e-3 and 498A, but the Securities and Exchange Commission (“SEC”) has revoked the ability of the Life Company, on behalf of Portfolios, to rely on Rule 30e-3 to satisfy its obligation to deliver Portfolio shareholder reports to Contract Owners for shareholder reports with periods ending June 30, 2024 or later; and

WHEREAS, the Life Company still intends to host a website in compliance with Rule 498A with respect to prospectuses and summary prospectuses;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Life Company, the Trust, and UBS hereby agree to supplement and amend

Amendment No. 1 to the Participation Agreement as follows:

The first paragraph of Section 1(a) is hereby replaced in its entirety with:

(a).	Fund Documents. The Trust is responsible for preparing and providing the following “Fund Documents” as specified in paragraph (j)(1)(iii) of Rule 498A:

Section 1(a)(iv) is hereby replaced in its entirety with:

(iv). Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

Sections 1(a)(v) and (vi) are hereby deleted in their entirety.

Section 1(b) is hereby replaced in its entirety with:

(b).

Deadline for Providing, and Currentness of, Fund Documents. The Trust and/or UBS shall provide the Fund Documents on a timely basis (to facilitate any required website posting or delivery in compliance with Rule 30e-2). Nothing in this section is intended to limit any current understanding or arrangement among the parties with respect to the provision of Fund Documents required for printing, delivery or other purposes.

Section 1(c)(i) is hereby replaced in its entirety with:

(i)   are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A); and

Section 1(d) is hereby replaced in its entirety with:

(d)

Website Hosting. The Life Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and UBS fulfill their obligations under this Amendment.

Section 1(f) is hereby replaced in its entirety with:

(f)

Website Hosting and Notice Expense Allocation. To the extent agreed upon by the Parties in good faith as to amount, timing and other parameters, UBS and/or the Trust shall bear their proportionate costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Life Company to the extent the parties rely on Rule 498A. From time to time, the Parties shall review these arrangements to determine whether it reasonably approximates the Life Company’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the Life

Company. The Parties agree to negotiate in good faith any change to these expense allocations proposed by a Party. Unless specifically superseded by reliance on Rule 498A by the Parties, nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund Documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b- I agreement or related agreement, Servicing Agreement or other similar agreement between the Parties. Without regard to expense allocation, the Life Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Fund Documents on the website.

Section 1(g) is hereby deleted in its entirety.

Section 3 is hereby replaced in its entirety with:

3.    Provision of Fund Documents for Paper Delivery. The Trust or UBS shall, per existing expense allocation and other understandings among the parties, provide the Life Company copies of Fund Documents as may be required to meet any requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A), which may include, the provision of such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Life Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution.

Section 5 is hereby replaced in its entirety with:

5.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) uncle’ the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement or Amendment No. 1, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement, Amendment No. 1 and/or other understandings or arrangements among the parties shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

Counterparts and Delivery. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment No, 2 delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (on behalf of itself and each Account)

By:
Name:	Jason Handal
Title:	Vice President

CREDIT SUISSE TRUST

By:
Name:	Karen Regan
Title:	Secretary

UBS ASSET MANAGEMENT (AMERICAS) LLC

By:
Name:	Philip Stacey	William Lawlor
Title:	Managing Director	Executive Director

UBS ASSET MANAGEMENT (US) INC

By:
Name:	Michael Belasco	Philip Stacey
Title:	Managing Director	Managing Director

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